Exhibit 2.4

THIRD AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This THIRD AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Third Amendment”) is entered into as of July 24, 2020, by and among  Pure Acquisition Corp., a Delaware corporation (“Parent”),  HighPeak Energy, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”), Pure Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company,  HighPeak Energy, LP, a Delaware limited partnership,  HighPeak Energy II, LP, a Delaware limited partnership, HighPeak Energy III, LP, a Delaware limited partnership, HPK Energy, LLC, a Delaware limited liability company, and solely for the limited purposes specified in the Agreement (as defined below), HighPeak Energy Management, LLC, a Delaware limited liability company. The parties hereto are collectively referred to herein as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of May 4, 2020, as amended by that certain First Amendment to Business Combination Agreement, dated as of June 12, 2020, and as further amended by that certain Second Amendment to Business Combination Agreement, dated July 1, 2020 (collectively, and as may be further amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 11.12 thereof as more fully set forth herein and, as required pursuant to such Section 11.12, have previously obtained the written consent of the Special Committee with respect to such amendment;

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.     Amendments.

(a)     Paragraph 6 of the Recitals of the Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other), Parent and Merger Sub shall consummate the Merger, pursuant to which, among other things, each outstanding share of Class A common stock of Parent, par value $0.0001 per share (the “Parent Class A Common Stock”), and each outstanding share of Class B common stock of Parent, par value $0.0001 per share (the “Parent Class B Common Stock,” and together with the Parent Class A Common Stock, the “Parent Common Stock”), shall each be converted into the right to receive (a) one share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), and (b) solely with respect to each outstanding share of Parent Class A Common Stock, (i) the Class A Cash Merger Consideration, without interest, (ii) one Company Warrant for each one whole share of Company Common Stock (excluding fractional shares) issued pursuant to clause (a) with respect to such share of Parent Class A Common Stock and (iii) one Contingent Value Right for each one whole share of Company Common Stock (excluding fractional shares) issued pursuant to clause (a) with respect to such share of Parent Class A Common Stock, in each case as more specifically set forth herein;

(b)     The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:

“Contingent Value Right” or “CVR” means a CVR (as such term is defined in the Contingent Value Rights Agreement), which is a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders of CVRs to receive, in certain circumstances, a contingent payment in the form of Company Common Stock (or such other form as is provided for therein) pursuant to the terms and conditions of the Contingent Value Rights Agreement.

“Contingent Value Rights Agreement” means that certain Contingent Value Rights Agreement, to be entered into prior to or in connection with the Closing, by and among the Company, HighPeak I, HighPeak II, Sponsor and Continental Stock Transfer & Trust Company, in its capacity as the rights agent, in substantially the form attached hereto as Exhibit J.

“Forward Purchases” means (a) prior to the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Parent Class A Common Stock and up to 7,500,000 Forward Purchase Warrants (as defined in the Forward Purchase Agreement) pursuant to the terms of the Forward Purchase Agreement and (b) as of and following the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Company Common Stock and a corresponding number of Contingent Value Rights and Forward Purchase Warrants (as defined in the Forward Purchase Agreement Amendment) on a one-for-one basis pursuant to the terms of the Forward Purchase Agreement Amendment.

“Minimum Equity Capitalization” means, as of the Closing, (a) the amount of funds contained in the Trust Account (net of the Parent Stockholder Redemption Amount), plus (b) the cash proceeds to any Parent Party resulting from the Forward Purchases or any other issuance of any Interests in a Parent Party by a Parent Party to any Person other than another Parent Party, minus (c) the aggregate amount of Class A Cash Merger Consideration.

(c)     The definitions of “Minimum Aggregate Funding Availability” and “PIPE Investment” are hereby deleted from Section 1.1 of the Agreement.

(d)     Section 2.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)     Conversion of Parent Capital Stock. At the Merger Effective Time, subject to Section 2.6(e) and Section 2.6(f), (i) each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time and (ii) each share of Parent Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall, in each case, be immediately and automatically converted into the right to receive from the Company (A) one fully paid and nonassessable share of Company Common Stock (such conversion ratio, the “Conversion Ratio”) and (B) solely with respect to each share of Parent Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, (i) the Class A Cash Merger Consideration, without interest, (ii) one Company Warrant (having the terms of a Public Warrant (as such term is defined in the Warrant Agreement) under the Warrant Agreement) for each one whole share of Company Common Stock (excluding fractional shares) issued pursuant to clause (A) with respect to such share of Parent Class A Common Stock and (ii) one Contingent Value Right for each one whole share of Company Common Stock (excluding fractional shares) issued pursuant to clause (A) with respect to such share of Parent Class A Common Stock (collectively, but subject to adjustment pursuant to Section 2.6(f), the “Merger Consideration”), subject to any withholding Taxes required by applicable Law; provided, however, that 5,350,000 shares of Parent Class B Common Stock shall be automatically deemed to be transferred to Parent, surrendered and forfeited for no consideration immediately prior to the Merger Effective Time in accordance with the terms of that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) entered into as of the date hereof among Parent, HPEP II and HighPeak Pure Acquisition, LLC, a Delaware limited liability company (“Sponsor”). At the Merger Effective Time, all issued and outstanding Parent Common Stock shall no longer be outstanding and shall cease to exist. Any and all holders of certificates previously evidencing shares of Parent Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock, except as provided herein or by Law.

(e)     Section 2.6(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f)     Adjustments to Merger Consideration. Each of the Conversion Ratio, the Class A Cash Merger Consideration and the Company Warrants and Contingent Value Rights issuable as Merger Consideration shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Merger Effective Time, so as to provide holders of Parent Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(f)     Section 2.7(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)     Exchange Agent; Exchange Fund. Prior to the Merger Effective Time, the Company shall enter into an agreement with an entity designated by the Company and reasonably acceptable to Contributor to act as agent for the holders of Parent Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and all other cash payable pursuant to this Article II. On or prior to the Closing Date and prior to the filing of the Certificate of Merger, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Merger Effective Time, for exchange in accordance with this Article II through the Exchange Agent, (i) the number of shares of Company Common Stock, Company Warrants and Contingent Value Rights issuable to such holders as Merger Consideration, (ii) the amount of cash payable to such holders as Merger Consideration, if any, and (iii) without duplication of the foregoing, sufficient cash to make payments in lieu of fractional shares pursuant to Section 2.6(g). In addition, the Company shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, cash sufficient to pay any dividends and other distributions pursuant to Section 2.7(g), if any. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid, as applicable, in exchange for shares of Parent Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 2.6, this Section 2.7(a) and Section 2.7(g), the Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Parent Common Stock for the Merger Consideration and the payment of cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(g)     Section 2.7(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

(ii)     Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor (A) one or more shares of Company Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Company Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6 (after taking into account all shares of Parent Common Stock held by such holder as of immediately prior to the Merger Effective Time), the applicable number of Company Warrants, if any, that such holder has the right to receive pursuant to Section 2.6 (which Company Warrants shall be in uncertificated book-entry form, as evidenced by the Warrant Register (as defined in the Warrant Agreement) maintained pursuant to the Warrant Agreement, unless a physical certificate is issued pursuant to the terms of the Warrant Agreement) and the applicable number of CVRs, if any, that such holder has the right to receive pursuant to Section 2.6 (which CVRs shall be in book-entry form only, as evidenced by the CVR Register (as defined in the Contingent Value Rights Agreement) maintained pursuant to the Contingent Value Rights Agreement) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article II, with respect to any applicable cash portion of the Merger Consideration, cash payable in lieu of any fractional shares of Company Common Stock pursuant to Section 2.6(g) and dividends and other distributions pursuant to Section 2.7(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash portion of the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.7(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration payable in respect of the shares of Parent Common Stock, cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.6(g) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(g).

(h)     Section 3.4(b)(vi) of the Agreement is hereby amended and restated in its entirety as follows:

(vi)     to the Company and the Rights Agent (as defined in the Contingent Value Rights Agreement), a counterpart to the Contingent Value Rights Agreement, duly executed by HighPeak I, HighPeak II and Sponsor;

(i)     Section 3.4(c) of the Agreement is hereby amended and restated in its entirety as follows:

(viii)     to Contributor and the Rights Agent (as defined in the Contingent Value Rights Agreement), a counterpart to the Contingent Value Rights Agreement, duly executed by the Company;

(j)     Sections 6.4(a) and 6.4(b) of the Agreement are hereby amended and restated in their entirety as follows:

(a)     As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000 shares of Company Common Stock and the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share. Prior to the Closing, all of the outstanding Interests in the Company are and will continue to be held by Parent and all of the outstanding Interests in Merger Sub are and will continue to be held by the Company. All such outstanding Interests are validly issued, fully paid and non-assessable and no such Interests are subject to preemptive rights. Other than this Agreement and, as of the Closing, the Forward Purchase Agreement Amendment, the Contingent Value Rights Agreement, any rights a Person may acquire with respect to the LTIP, the Company Warrants and shares of Company Common Stock that will be reserved for issuance upon the exercise of Company Warrants, there are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which a Parent Subsidiary is a party or by which it is bound in any case obligating a Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in a Parent Subsidiary, or obligating a Parent Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Stockholders’ Agreement to be entered into at the Closing, there are not any voting or other agreements to which a Parent Subsidiary is a party or by which it is bound relating to the voting of any Interests in a Parent Subsidiary.

(b)     At the Closing, (x) the shares of Company Common Stock representing the Stock Consideration, (y) the shares of Company Common Stock, Company Warrants, and Contingent Value Rights into which shares of Parent Common Stock will be converted pursuant to Section 2.6 and (z) the shares of Company Common Stock, Contingent Value Rights and Company Warrants issuable in connection with the Forward Purchases will (i) be duly authorized and validly issued, (ii) be fully paid and non-assessable, (iii) be issued in compliance with all applicable Laws, (iv) not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer set forth in the Stockholders’ Agreement, Contingent Value Rights Agreement or the Warrant Agreement. Assuming the accuracy of the representations of Contributor in this Agreement, the Stock Consideration and the Merger Consideration will be issued in compliance with all applicable federal or state securities or “blue sky” laws and not issued in violation of any options, warrants, calls, rights (including preemptive rights), the Organizational Documents of the Company, commitments or agreements to which the Company is a party or by which it is bound.

(k)     Section 7.13 of the Agreement is hereby amended and restated in its entirety as follows:

Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NASDAQ Capital Market (“Nasdaq”) under the symbol “PACQ.” There is no Proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act. As of the Closing and prior to the Merger Effective Time, the Parent Class A Common Stock shall be listed for trading on Nasdaq or the New York Stock Exchange (“NYSE”). Immediately prior to the Merger Effective Time, the Company Common Stock, Company Warrants and Contingent Value Rights constituting part of the Merger Consideration or the Stock Consideration, as applicable, shall be approved for listing on the Nasdaq or NYSE, subject to official notice of issuance thereof.

(l)     Section 8.2(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

(ii) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any Interest in Parent or any of its Subsidiaries, other than (A) issuances of Company Common Stock, CVRs and Company Warrants in connection with the Forward Purchases and (B) issuances of any Interests in a, directly or indirectly, wholly-owned Subsidiary of Parent to Parent or another directly or indirectly wholly-owned Subsidiary of Parent;

(m)     Section 8.13(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)     As promptly as reasonably practicable after the date hereof, Parent and Contributor will prepare and Parent will file with the SEC a proxy statement and registration statement on Form S-4 with respect to the Transactions and the Parent Offer (as amended or supplemented from time to time, the “Proxy Statement”) in preliminary form. Unless the Parent Board has made a Change in Recommendation in accordance with the provisions of this Agreement, the Parent Board Recommendation shall be included in the Proxy Statement. The Proxy Statement shall also include the registration of shares of Company Common Stock, Company Warrants and Contingent Value Rights to be issuable as Merger Consideration, the registration of Company Warrants contemplated in Section 2.6(c) and the registration of Company Common Stock issuable upon the exercise of any such Company Warrants or in fulfillment of any such Contingent Value Rights. Parent shall provide copies of the proposed final form of Proxy Statement to Contributor such that Contributor and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and Parent shall consider in good faith any comments of such Persons and shall make Parent’s Representatives available to discuss such comments with such Persons. Parent shall provide Contributor with copies of any written comments and inform Contributor of the material terms of any oral comments that Parent receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and Parent and Contributor shall prepare any proposed written or material oral responses to such comments and Parent shall give Contributor a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and Parent shall reasonably consider such comments in good faith. Parent will cause the Proxy Statement to be transmitted to the holders of Parent Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(n)     Clause (i) of Section 8.14(b) of the Agreement is hereby deleted in its entirety and clauses (ii) through (iv) are hereby renumbered clauses (i) through (iii).

(o)     Section 8.19 of the Agreement is hereby amended and restated in its entirety as follows:

Listing. The Company shall use its reasonable best efforts to cause the Company Common Stock, Company Warrants and Contingent Value Rights constituting part of the Merger Consideration or the Stock Consideration, as applicable, to be approved for listing on Nasdaq or NYSE, subject to official notice of issuance, prior to the Closing Date.

(p)     Section 9.1(e) of the Agreement is hereby amended and restated in its entirety as follows:

(e)     Minimum Capitalization. The Minimum Equity Capitalization shall not be less than $100,000,000.

(q)     Section 9.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

(d)     Listing. The Company Common Stock, Company Warrants and Contingent Value Rights constituting part of the Merger Consideration or the Stock Consideration, as applicable, shall have been approved for listing on Nasdaq or NYSE, subject only to official notice of issuance thereof.

(r)     Exhibit A of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex I.

(s)     Exhibit B of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex II.

(t)     Exhibit E of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex III.

(u)     Exhibit J of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex IV.

(v)     Exhibit K of the Agreement is hereby deleted in its entirety.

2.     Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Third Amendment.

3.     Governing Law; Venue; Waiver of Jury Trial. Section 11.7 of the Agreement is hereby incorporated by reference into this Third Amendment, mutatis mutandis.

4.     Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Third Amendment.

5.     Counterparts. This Third Amendment may be executed in any number of counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the date first written above.

HIGHPEAK ENERGY, LP

By:     HighPeak Energy GP, LLC

Its:     General Partner

By:     /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY II, LP

By:     HighPeak Energy GP II, LLC

Its:     General Partner

By:     /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY III, LP

By:     HighPeak Energy GP III, LLC

Its:     General Partner

By:     /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

HPK ENERGY, LLC

By:     /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

HIGHPEAK ENERGY MANAGEMENT, LLC

By:     /s/ Jack Hightower

Name:    Jack Hightower

Title:      Chief Executive Officer

Signature Page to

Third Amendment to

Business combination Agreement

PURE ACQUISITION CORP.

By:     /s/ Steven W. Tholen

Name:    Steven W. Tholen

Title:      Chief Financial Officer

HIGHPEAK ENERGY, INC.

By:     /s/ Steven W. Tholen

Name:    Steven W. Tholen

Title:      Chief Financial Officer

PURE ACQUISITION MERGER SUB, INC.

By:     /s/ Steven W. Tholen

Name:    Steven W. Tholen

Title:      Chief Financial Officer

Signature Page to

Third Amendment to

Business combination Agreement

Annex I

EXHIBIT A

FORM OF STOCKHOLDERS’ AGREEMENT

(see attached)

Annex II

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

(see attached)

Annex III

EXHIBIT E

FORM OF FORWARD PURCHASE AGREEMENT AMENDMENT

(see attached)

Annex IV

EXHIBIT J

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

(see attached)